Exhibit 5.1


                          ROGERS & WELLS

                          200 Park Avenue
                     New York, New York 10166


                                        January 31, 1997


Municipal Mortgage and Equity, L.L.C.
218 North Charles Street, Suite 500
Baltimore, Maryland 21201

Ladies and Gentlemen:

          We are acting as counsel for Municipal Mortgage and Equity, L.L.C., a Delaware limited liability company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement"), including the Prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), with respect to the Company's growth share limited liability company interests (the "Growth Shares"), to be issued from time to time, at prices and on terms to be determined at the time of offering. The aggregate gross proceeds from the offer, sale and distribution of the Growth Shares under the Registration Statement will not exceed $250 million.

          In so acting, we have examined the Registration Statement, the Company's Form of Amended and Restated Certificate of Formation and Operating Agreement, and By-laws. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

          Our opinions expressed below are limited to the law of the State of New York, the Delaware Limited Liability Company Act and the federal law of the United States, and we do not express any opinion herein concerning any other law.

          Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the

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Growth Shares have been  duly authorized by all necessary limited liability company action and (i) when specifically authorized for issuance by the Company's Board of Directors (the "Authorizing Resolution"), (ii) when issued as described in the Registration Statement and in an applicable supplement to the Prospectus that is consistent with the Authorizing Resolution, and (iii) upon receipt by the Company of the consideration provided for in the Authorizing Resolution, such Growth Shares will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" contained in the Prospectus.

                                        Very truly yours,

                                        /s/ Rogers & Wells
                                        Rogers & Wells


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